CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated December 29, 2011, with respect to our audit of the consolidated balance sheets of HomeTrust Bank and Subsidiary as of June 30, 2011 and 2010, and the related consolidated statements of income (loss), comprehensive income (loss), changes in equity capital and cash flows for each of the years in the three-year period ended June 30, 2011, incorporated by reference in this registration statement on Form S-8 of HomeTrust Bancshares, Inc.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
July 12, 2012